Exhibit 99.1

Aethlon Medical Reports Second Quarter Fiscal 2027 Results and Provides Corporate Update

SAN DIEGO, November 12, 2026 -- Aethlon Medical, Inc. (the Company or Aethlon) (Nasdaq: AEMD), a clinical-stage medical therapeutic company, today announced financial results for fiscal second quarter ended September 30, 2026, and provided a corporate update.

Corporate Updates

Merger

On September 17, 2026, we entered into a Plan of Merger and Reorganization (the “Merger Agreement”) with North Immunology, Inc. (“North Immunology”) and two wholly owned subsidiaries of the Company, pursuant to which the parties agreed to effect a two-step merger transaction (the “Merger”). Upon completion of the proposed Merger, the combined company is expected to operate under the name North Immunology, Inc.

In connection with the proposed Merger we implemented workforce reductions near the end of the second fiscal quarter. We have retained key personnel necessary to maintain our corporate and regulatory obligations and continue management of our Australian oncology clinical trial. We remain operational and continue to evaluate our activities and resource requirements in light of the proposed Merger and our available financial resources. The Merger Agreement contemplates the wind-down of certain activities associated with our legacy business upon and subject to the closing of the transaction. The timing and extent of any further changes to our operations will depend on the progress and outcome of the proposed Merger, our available resources and other factors. There can be no assurance that the Merger will be completed on the anticipated terms or within the anticipated timeframe, or at all.

In connection with the Merger, holders of Aethlon’s common stock are expected to receive a contingent value right (“CVR”) pursuant to a contingent value rights agreement to be entered into at closing. The CVRs are intended to provide shareholders with the opportunity to participate in future potential proceeds, if any, resulting from the monetization of Aethlon’s legacy Hemopurifier business. Any payments under the CVR will be subject to the terms and conditions of the CVR agreement. There can be no assurance that any monetization transaction will occur or that CVR holders will receive any payments.

Clinical Highlights

Phase 1 oncology study: “We advanced our clinical program during the quarter,” said James Frakes, CEO and CFO. “We treated the second participant in the third and final dosing cohort of our Phase 1 oncology study in Australia. We have treated eight patients across the three dosing cohorts to date and continue to pursue enrollment of one additional patient. Given the anticipated timing of the proposed Merger with North Immunology, we have a limited window in which to complete enrollment. We intend to conclude patient recruitment in connection with the proposed Merger and subsequently compile the available clinical data for analysis.

Financial Highlights

•	Cash and liquidity: Cash and cash equivalents were approximately $6.5 million as of September 30, 2026.
•	Operating expenses: Consolidated operating expenses for quarter increased 77.2% to approximately $2.7 million versus approximately $1.5 million in the prior-year quarter. This increase was primarily attributable to higher professional fees associated with the proposed Merger and the lack of recognition of a research and development tax credit in the current period due to timing, which resulted in higher general and administrative expenses in the current-year period compared to the prior-year period.

The consolidated balance sheets for September 30, 2026, and March 31, 2026 and the consolidated statements of operations for the fiscal quarters and six-month periods ended September 30, 2026, and 2025, are included at the end of this release.

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About the Hemopurifier®

The Aethlon Hemopurifier is an investigational medical device designed to remove enveloped viruses and tumor-derived extracellular vesicles (EVs) from circulation. It is used extracorporeally with a blood pump and combines plasma separation, size exclusion, and affinity binding using a plant lectin resin that targets mannose-rich surfaces found on EVs and viruses. EVs released by solid tumors are believed to play a role in metastasis and the resistance to immunotherapies and chemotherapy. Removal of enveloped viruses and extracellular vesicles has been demonstrated in both in vitro studies and human subjects.

The Hemopurifier holds a U.S. Food and Drug Administration Breakthrough Device Designation for:

The treatment of individuals with advanced or metastatic cancer unresponsive to or intolerant of standard-of-care therapy; and the treatment of life-threatening viruses not addressed with approved therapies.

About Aethlon Medical, Inc.

Aethlon Medical, Inc. (Nasdaq: AEMD) is a clinical-stage medical therapeutic company headquartered in San Diego, California. The Company is advancing the Hemopurifier®, an investigational extracorporeal immunotherapeutic platform designed to remove tumor-derived extracellular vesicles and enveloped viruses from circulation for potential applications in oncology, infectious disease, and other disease states.

For more information, visit www.AethlonMedical.com and follow the Company on LinkedIn.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “estimate,” “potentially” or similar expressions constitute forward-looking statements.

Forward-looking statements in this release include, among others, statements regarding: the anticipated timing, completion and potential benefits of the proposed Merger with North Immunology, Inc.; the satisfaction of closing conditions, including obtaining required stockholder approvals and completion of the contemplated financing; the anticipated operations and business of the combined company following the Merger; the Company’s planned workforce reductions, operational changes and potential wind-down of its legacy business activities; the potential monetization of the Company’s legacy Hemopurifier business and any payments that may become payable under the contemplated contingent value rights agreement; the Company’s ability to continue enrollment in and complete its Phase 1 oncology clinical trial in Australia, including the anticipated conclusion of patient recruitment and subsequent analysis of available clinical data; and the availability and adequacy of capital to support the Company’s ongoing operations and obligations pending completion of the Merger. Such forward-looking statements are subject to significant risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the risk that the proposed Merger with North Immunology, Inc. may not be completed on the anticipated terms or within the anticipated timeframe, or at all; the failure to obtain required stockholder approvals or satisfy other closing conditions, including completion of the contemplated financing; the potential termination of the Merger Agreement and the consequences thereof; the ability of the combined company to satisfy applicable Nasdaq listing requirements; the Company’s ability to manage its operations, expenses and liquidity pending completion of the Merger; the availability and adequacy of capital to support the Company’s ongoing obligations; the Company’s ability to implement planned operational changes and wind down certain legacy business activities; the Company’s ability to enroll additional patients in its Phase 1 oncology clinical trial in Australia and compile and analyze available clinical data; uncertainties regarding the timing and results of its clinical activities; the Company’s ability to monetize its legacy Hemopurifier business; the possibility that holders of contingent value rights may not receive any payments; and unforeseen changes in regulatory requirements or other circumstances affecting the Company’s operations. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2026, and in the Company’s other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances. Because the Hemopurifier® is an investigational device, its safety and effectiveness have not been established, and no conclusions should be drawn regarding clinical benefit.

Company Contact:
Jim Frakes
Chief Executive Officer and Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

ASSETS

	September 30, 2026	March 31, 2026
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$6,486,639	$5,026,458
Deferred offering costs	206,216	210,985
Prepaid expenses and other current assets	168,169	332,094

TOTAL CURRENT ASSETS	6,861,024	5,569,537

Property and equipment, net	215,126	356,822
Operating lease right-of-use asset, net	155,699	307,820
Restricted cash	99,375	98,928

TOTAL ASSETS	$7,331,224	$6,333,107

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$743,525	$384,550
Due to related parties	68,250	68,250
Operating lease liability, current portion	172,116	336,718
Other current liabilities	294,498	657,317

TOTAL LIABILITIES, ALL CURRENT	1,278,389	1,446,835

STOCKHOLDERS’ EQUITY

Common stock, $0.001 par value; 20,000,000 shares authorized as of September 30, 2026 and March 31, 2026; 1,607,367 shares issued and outstanding as of September 30, 2026 and 314,100 shares issued and outstanding at March 31, 2026	1,607	314
Additional paid-in capital	185,366,897	180,024,947
Accumulated other comprehensive loss	(43,964)	(32,703)
Accumulated deficit	(179,271,705)	(175,106,286)

TOTAL STOCKHOLDERS’ EQUITY	6,052,835	4,886,272

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,331,224	$6,333,107

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AETHLON MEDICAL, INC. AND SUBSIDIARY

 Condensed Consolidated Statements of Operations and Comprehensive Loss

For the three and six months ended September 30, 2026 and 2025

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	30-Sep-26	30-Sep-25	30-Sep-26	30-Sep-25

OPERATING EXPENSES
Professional fees	$1,326,456	$393,796	$1,660,025	$869,828
Payroll and related expenses	666,095	594,611	1,249,278	1,175,611
General and administrative	682,477	521,423	1,344,928	1,256,781
Total operating expenses	2,675,028	1,509,830	4,254,231	3,302,220

OPERATING LOSS	(2,675,028)	(1,509,830)	(4,254,231)	(3,302,220)

Interest and other income, net	57,521	22,730	88,812	53,262

NET LOSS	(2,617,507)	(1,487,100)	(4,165,419)	(3,248,958)

OTHER COMPREHENSIVE LOSS	(5,075)	(4,000)	(11,261)	(9,244)

COMPREHENSIVE LOSS	$(2,622,582)	$(1,491,100)	$(4,176,680)	$(3,258,202)

Basic and diluted loss per share attributable to common stockholders	$(2.60)	$(18.70)	$(5.97)	$(53.27)

Weighted average number of common shares outstanding - basic and diluted	1,007,556	79,503	697,832	60,992

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